Exhibit (d)(1)

LOAN AND STOCK CONVERSION AGREEMENT

This Agreement dated December 8, 2005 between
Borrower:	Lender:
Global Modular Inc..A Nevada Corp	Michael Trevino
1200 Airport Drive	450 W. 21st Street Suite E
Chowchilla, CA 93610	Merced, CA 95340

James Lee, LLC
1213 Coffee Road Suite B
Modesto, CA 95358

Michael Trevino and Donald Prather (member of James Lee, LLC) met with Phil Hamilton (C.E.O. of Global Diversified Industries, Inc.) and have agreed to loan Global Modular, Inc., A Nevada Corporation (wholly owned by subsidiary of Global Diversified Industries Inc.) Five Hundred Thousand Dollars ($500,000.00). Terms of subject loan are as follows:

Loan Amount:	$500,000.00	Five Hundred Thousand Dollars
Term of Loan:	5 years
Interest Rate:	10%	Ten Percent
Principal Payment	$100,000.00/annually	One Hundred Thousand Dollars principal
		Payment due on anniversary of loan funding
Monthly Payment:
Month 1-12	$4,166.67	Interest only loan amount $500,000.00
Month 13-24	$3,333.33	Interest only loan amount $400,000.00
Month 25-36	$2,500.00	Interest only loan amount $300,000.00
Month 37-48	$1,666.67	Interest only loan amount $200,000.00
Month 49-60	$833.34	Interest only loan amount $100,000.00

First monthly payment will be due 30 days after loan funding with all subsequent monthly payments due on the same day of each calendar month.

Late Fee:	If payment is more than 15 days late. Borrower will be charged 4% of scheduled monthly payment as an allowable late charge.

Origination Fee:	Borrower shall pay Lender, upon funding, a 2% loan origination Fee. Ten Thousand dollars ($10,000.00)

Conversion Option:
Lender has the option at the end of each twelve month period (“anniversary date”) to take restricted 144 GDVI stock instead of the annual principal cash payment of $100,000.00 or convert any portion of the annual cash payment to restricted stock. The fixed conversion price to convert the annual payment to stock will be equal to seventy- five percent (75%) of the closing price for the day that is twelve months prior to anniversary date. The minimum conversion price shall be five cents ($.05) per share. Conversion price shall be automatically adjusted to reflect any stock split or combination.

Prepayment Fee:
Upon prepayment of loan principal Lender is entitled to charge a fee of ten percent (10%) of all principal and accrued interest outstanding, or at Lender’s option, convert up to $100,000.00 to restricted 144 GDVI stock at a conversion price equal to seventy five percent (75%) of closing price for the previous anniversary date.

Collateral:
Lender recognizes that Borrower has a primary banking relationship that places a general lien on all Global Modular Inc. assets. This primary banking Relationship (and any successors) is vital to Global’s business operations. Collateral for this loan will be a lien on all Aurora Intellectual Properties owned by Global. It is mutually agreed that Global may and is allowed to use this collateral for additional and subsequent financing needs. In the event this occurs, Lenders shall maintain a proportional security interest within the Aurora Intellectual Properties, or upon mutual consent, other and /or additional collateral will be provided by Borrower

Lender’s Rights:
Upon default, Lender may declare the entire unpaid principal balance and all accrued interest immediately due. Lender may opt to convert up to $100,000.00 to restricted 144 GDVI stock at a conversion price equal to seventy five percent (75%) of closing price for the previous anniversary date.

Attorney’s Fees:	Should suit be commenced to collect this obligation or any portion therof, such sum as the Court may deem reasonable shall be added hereto as attorney’s fees.

Governing Law:	This Agreement shall be governed by the laws of the State of California

General Provisions:	Lender may delay or forgo enforcing any of its rights or remedies under this Agreement without losing them. Any changes to this Agreement must be in writing.

BORROWER:	LENDER:

/s/ Adam DeBard	/s/ Michael Trevino
GLOBAL MODULAR INC., A	MICHAEL TREVINO
NEVADA CORPORATION

President
TITLE
/s/ Donald Prather
DONALD PRATHER
JAMES LEE, LLC

Manager
TITLE
ACKNOWLEDGED:

/s/ Phillip Hamilton
GLOBAL DIVERSIFIED INDUSTRIES, INC

Chief Executive Officer
TITLE